Exhibit 4.1

THE AES CORPORATION

as Issuer

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

____________________________

TWENTY-FIFTH SUPPLEMENTAL INDENTURE

Dated as of June 5, 2020

TO

SENIOR INDENTURE

Dated as of December 8, 1998

____________________________

4.000% Senior Notes due 2021

4.875% Senior Notes due 2023

4.500% Senior Notes due 2023

TWENTY-FIFTH SUPPLEMENTAL INDENTURE

The TWENTY-FIFTH SUPPLEMENTAL INDENTURE, is dated as of this 5th day of June, 2020 (the “Supplemental Indenture”), between THE AES CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a national banking association, as trustee (hereinafter referred to as the “Trustee”), as successor trustee to WELLS FARGO BANK, N.A.

W I T N E S S E T H:

WHEREAS, the Company entered into a Senior Indenture dated as of December 8, 1998 (the “Senior Indenture”) between the Company and the Trustee to provide for the future issuance of its senior debentures, notes or other evidences of indebtedness (collectively, the “Securities”), said Securities to be issued from time to time in series as might be determined by the Company pursuant to the Senior Indenture and, in an unlimited aggregate principal amount;

WHEREAS, the Company and the Trustee have entered into a First Supplemental Indenture, a Second Supplemental Indenture, a Third Supplemental Indenture, a Fourth Supplemental Indenture, a Fifth Supplemental Indenture, a Sixth Supplemental Indenture, a Seventh Supplemental Indenture, an Eighth Supplemental Indenture, a Ninth Supplemental Indenture, a Tenth Supplemental Indenture, an Eleventh Supplemental Indenture, a Twelfth Supplemental Indenture, a Thirteenth Supplemental Indenture, a Fourteenth Supplemental Indenture, a Fifteenth Supplemental Indenture, a Sixteenth Supplemental Indenture, a Seventeenth Supplemental Indenture, an Eighteenth Supplemental Indenture, a Nineteenth Supplemental Indenture, a Twentieth Supplemental Indenture, a Twenty-First Supplemental Indenture, a Twenty-Second Supplemental Indenture, a Twenty-Third Supplemental Indenture and a Twenty-Fourth Supplemental Indenture providing for the creation and issuance of various series of Securities and/or amendments to the Senior Indenture (the Senior Indenture, as so amended and supplemented by the forgoing supplemental indentures and this Supplemental Indenture is hereinafter referred to as, the “Indenture”);

WHEREAS, Section 9.2 of the Senior Indenture provides that the Senior Indenture may be amended by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as a separate class);

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated May 15, 2020 (the “Offer to Purchase”), and accompanying consent and letter of transmittal to the holders of the 4.000% Senior Notes due 2021 (the “2021 Notes”), the 4.875% Senior Notes due 2023 (the “4.875% Notes”) and the 4.500% Senior Notes due 2023 (the “4.500% Notes”,) and together with the 2021 Notes and the 4.875% Notes, the “Notes”) in connection with certain proposed amendments to the Indenture with respect to the Notes as described in the Offer to Purchase (the “Proposed Amendments”);

WHEREAS, the holders of at least a majority in principal amount of each series of the Notes currently outstanding have duly consented to the Proposed Amendments, and the Company in accordance with Section 9.5 of the Senior Indenture, has delivered an Opinion of Counsel to the Trustee stating that the execution of this Supplemental Indenture is permitted by the Indenture, that all requisite consents have been obtained, and that this Supplemental Indenture constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions;

WHEREAS, pursuant to Section 9.2 of the Senior Indenture, the Company desires to execute and deliver this Supplemental Indenture, and has requested and hereby directs that the Trustee join with it in the execution and delivery of this Supplemental Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by all necessary corporate action on the part of the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the benefit of each other and for equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1 AMENDMENTS

Section 1.01. Amendments to the Indenture and Notes.

(a)   The following sections of the Sixteenth Supplemental Indenture and the Twenty-Second Supplemental Indenture, including all references thereto, shall not apply to, and have no force and effect with respect to, the Notes, and any references thereto shall be superseded by and references thereto shall be deemed to refer to this Section 1.01(a) of this Twenty-Fifth Supplemental Indenture:

•	Section 5.1 Restrictions on Secured Debt

•	Section 5.2 Restrictions on Sales and Leasebacks

•	Section 6.1 Additional Events of Default

(b)   The reference to “at least 30 days and not more than 60 days” in the first sentence of the first paragraph of Section 3.2 of the Senior Indenture with respect to the Notes is hereby deleted and replaced with the following: “at least three Business Days.”

(c)   The reference to “third” prior to “Business Day” in the definitions of “Comparable Treasury Price” in the Sixteenth Supplemental Indenture and in the Twenty-Second Supplemental Indenture with respect to the Notes are hereby deleted.

(d)   The reference to “third” prior to “Business Day” in the definitions of “Reference Treasury Dealer Quotations” in the Sixteenth Supplemental Indenture and in the Twenty-Second Supplemental Indenture with respect to the Notes are hereby deleted.

(e)   Sections 4.4 and 4.5 of the Senior Indenture, including all references thereto, shall not apply to, and have no force and effect with respect to, the Notes and any reference to Sections 4.4 and 4.4 of the Senior Indenture shall be superseded by and references thereto shall be deemed to refer to this Section 1.01(e) of this Twenty-Fifth Supplemental Indenture.

(f)  Article 5 of the Senior Indenture, including all references thereto, shall not apply to, and have no force and effect with respect to the Notes and any reference to Article 5 or the Sections of Article 5 of the Senior Indenture with respect to the Notes shall be superseded by and references thereto shall be deemed to refer to this Section 1.01(f) of this Twenty-Fifth Supplemental Indenture.

(g)   Sections 6.1(c), (d), (e) and (f) of the Senior Indenture, including all references thereto, shall not apply to, and have no force and effect with respect to, the Notes and any reference to Sections 6.1(c), (d), (e) or (f) of the Senior Indenture with respect to the Notes shall be superseded by and references thereto shall be deemed to refer to this Section 1.01(g) of this Twenty-Fifth Supplemental Indenture.

(h)   All definitions set forth in Section 1.1 of the Senior Indenture, the Sixteenth Supplemental Indenture and the Twenty-Second Supplemental Indenture that relate to defined terms used solely in covenants or sections amended hereby shall be amended in their entirety with respect to the Notes, including all references thereto.

ARTICLE 2 MISCELLANEOUS

Section 2.01. Effect of Supplemental Indenture. From and after the Amendment Operative Date (as defined below), the Indenture shall be amended and supplemented with respect to the Notes in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.02. Indenture Remains in Full Force and Effect. Except as amended and supplemented by this Supplemental Indenture, all provisions in the Indenture shall remain in full force and effect.

Section 2.03. References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the Amendment Operative Date may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context requires otherwise.

Section 2.04. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this

Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.05. Separability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.06. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.07. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of the Indenture and in no way modify or restrict any of the terms and provisions of this Supplemental Indenture.

Section 2.08. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

Section 2.09. Successors. All agreements of the Company in this Supplemental Indenture will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

Section 2.10. Duplicate Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.11. Effectiveness. This Supplemental Indenture shall become a binding agreement between the parties hereto when executed by the parties hereto. As used herein, the “Amendment Operative Date”, which is the date that the Proposed Amendments shall be operative, shall mean the date and time that the Company accepts the validly tendered Notes for purchase pursuant to, and subject to the conditions set forth in, the Offer to Purchase. If, after the date hereof, either the Offer to Purchase is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer to Purchase are not made as required by the Offer to Purchase, the Proposed Amendments shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof. The Company shall provide prompt written notice to the Trustee if it accepts the Notes for purchase and remits payment pursuant to the Offer to Purchase, or if the Offer to Purchase is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer to Purchase are not made. The Company shall cause Notes that have been purchased to be promptly delivered to the Trustee for cancellation pursuant to Section 2.11 of the Senior Indenture, and the Trustee is hereby authorized and directed to cancel such Notes upon receipt.

Section 2.12. Further Instruments and Acts. Upon request of the Company, the Trustee will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Supplemental Indenture.

Section 2.13. Acceptance. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE AES CORPORATION, as the Issuer

By:	/s/ Ahmed Pasha
	Name:	Ahmed Pasha
	Title:	Treasurer

Attest:

By:	/s/ Gustavo Pimenta
	Name:	Gustavo Pimenta
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Twenty-Fifth Supplemental Indenture]

IN WITNESS WHE REOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Luke Russell
	Name:	Luke Russell
	Title:	Assistant Vice President

By:	/s/ Chris Niesz
	Name:	Chris Niesz
	Title:	Vice President

[Signature Page to Twenty-Fifth Supplemental Indenture]